Exhibit 99.1
VWR Corporation Reports Fourth Quarter 2016 Financial Results
RADNOR, Pa., February 24, 2017 /PRNewswire/ - VWR Corporation (NASDAQ: VWR), the leading global independent provider of product and service solutions to laboratory and production customers, today reported its financial results for the fourth quarter and full year ended December 31, 2016.
Highlights:

•	4Q16 record quarterly net sales of $1.13 billion, up 1.6% year-over-year, and up 1.0% on an organic basis.

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4Q16 EMEA-APAC segment net sales increased 0.4%, up 3.6% on an organic basis, while the Americas net sales increased 2.5%, or down 0.9% on an organic basis, driven by the difficult prior year comparison.

•	4Q16 GAAP diluted EPS was $0.20 compared to $0.41 in 4Q15. 4Q16 Adjusted EPS of $0.45 compared to $0.47 in the prior year.

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FY16 net sales increased 4.5% to $4.51 billion, up 3.2% on an organic basis. FY16 GAAP diluted EPS was $1.12, down compared to $1.17 in FY15. FY16 Adjusted EPS of $1.72 increased 13.2% compared to $1.52 in FY15.

•	2016 cash flow from operating activities of $266.2 million, up 18.3% vs. $225.0 million in 2015.

•	Acquired Seastar, a manufacturer of high purity reagents used in the global research and laboratory industries on January 11, 2017.

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2017 guidance: 2017 net sales of $4.56 billion to $4.61 billion, up 1% to 2%, and up 3% to 4% on a constant-currency basis. 2017 Adjusted EPS of $1.79 to $1.87, up 4% to 9%, and up 6% to 11% on a constant-currency basis.

Manuel Brocke-Benz, President and Chief Executive Officer of VWR, commented: “In 2016 we reported strong financial results, with organic revenue growth of 3.2%, comfortably within our long-term revenue expectation. Our solid revenues drove the robust earnings and cash flows for the fiscal year. In 2016, it is clear that VWR executed, delivered, and set the table for continued growth in 2017 and beyond.”
Mr. Brocke-Benz continued: “VWR plays a significant role in enhancing the business performance of both our suppliers and our customers. Suppliers value VWR’s global sales and service infrastructure and our deep, direct ties into the market. Meanwhile, customers value VWR because we offer them a broad product and service portfolio, manage the supply chain for them, assist with their regulatory compliance, and give them integrated IT connectivity and advanced reporting capabilities. As we move forward, we will continue to add even more value for global customers, suppliers and by extension, for our shareholders.”

Fourth Quarter 2016 – Consolidated Results
Net sales were $1.13 billion, up $17.8 million, or 1.6% compared to prior year. The foreign exchange impact of the strengthening of the U.S. dollar compared to the British pound, the euro, and other major currencies reduced net sales by $17.3 million, or 1.6%. On an organic basis, net sales increased $10.8 million, or 1.0%, while recent acquisitions increased net sales by an additional $24.3 million, or 2.2%.
Operating income was $68.1 million, compared to $87.7 million in the prior year quarter. Results for the fourth quarter of 2016 included $20.3 million of restructuring expense, a $1.2 million charge for an earn-out adjustment, and a $0.5 million acquisition related inventory revaluation adjustment. The fourth quarter of 2015 included a $0.5 million non-cash earn-out benefit and secondary offering expenses of $0.6 million.
Fourth Quarter 2016 – Segment Results
Americas
Net sales were $668.4 million, up $16.1 million, or 2.5% compared to prior year. On an organic basis, net sales declined 0.9% year-over-year. The reduction in organic net sales was due to a challenging prior year comparison and an extra billing day in the fourth quarter of 2015.
Operating income was $40.7 million, up $2.3 million compared to prior year. Fourth quarter 2016 operating income included $1.8 million of restructuring expense and a $0.5 million acquisition related inventory revaluation adjustment. The prior year quarters’ results included a $0.5 million non-cash earn-out benefit and secondary offering expenses of $0.6 million.
EMEA-APAC
Net sales were $461.9 million, up $1.7 million, or up 0.4% year-over-year. The strengthening of the U.S. dollar as compared to the British pound, the euro, and other currencies reduced net sales by $17.4 million, or 3.8%, while acquisitions added $2.7 million, or 0.6%. On an organic basis, net sales increased 3.6%.
Operating income was $27.4 million, down from $49.3 million in the prior year quarter. Fourth quarter 2016 operating income included $18.5 million of restructuring expense and a $1.2 million charge for an earn-out adjustment.
Full Year 2016 – Consolidated Results
Net sales were $4.51 billion, up $195.4 million compared to prior year, as currency reduced reported net sales by $48.2 million, or 1.1%, while acquisitions added $106.4 million, or 2.5%. Excluding acquisitions and currency, on an organic basis, net sales increased $137.2 million, or 3.2%.
Operating income was $315.6 million, down $4.6 million compared to prior year. 2016 operating income includes restructuring expense of $20.3 million, charges for earn-out adjustments of $4.9 million, secondary offering expenses of $1.2 million and a $0.5 million acquisition related inventory revaluation adjustment. In 2015, operating income included a $3.2 million impairment charge, a $2.8 million facility exit charge, secondary offering expenses of $1.5 million and an earn-out benefit of $1.1 million.
Greg Cowan, Senior Vice President and Chief Financial Officer commented: “VWR had another strong year for cash flow generation, with operating cash flows of $266.2 million, up 18.3% as compared to 2015. We utilized this cash flow to execute on our acquisition strategy and delever the balance sheet, further strengthening our financial position and increasing our financial flexibility for the future.”

Mr. Cowan continued: “Despite a challenging first quarter comparison, we are experiencing an improvement in our revenue pacing, and expect to move back to our normalized revenue growth rates as we exit the first quarter of 2017. These improving revenue trends, coupled with the ongoing benefit from completed acquisitions, along with savings from our restructuring initiatives, are anticipated to drive another year of solid revenue and earnings growth for VWR.”
Full Year 2017 Outlook
Management projects 2017 net sales of $4.56 billion to $4.61 billion, up 1% to 2%, and up 3% to 4% on a constant-currency basis. 2017 Adjusted EPS of $1.79 to $1.87, up 4% to 9%, and up 6% to 11% on a constant-currency basis.
Our full year 2017 outlook assumes:

•	Currency exchange rates for 2017 remain consistent with current rates.

•	Interest expense of about $81 to $82 million.

•	Adjusted diluted shares outstanding of approximately 133 million.

•	The income tax rate to calculate full-year 2017 Adjusted EPS of 34.5%.

•	Stock-based compensation expense of approximately $14 million before tax.

•	No impact from acquisitions closed after February 24, 2017.
Balance Sheet & Cash Flows
At December 31, 2016, total debt was $2.02 billion compared to total debt of $1.99 billion as of December 31, 2015. 2016 cash generated by operating activities was $266.2 million compared to $225.0 million in 2015. Capital expenditures in 2016 were $59.9 million compared to $40.9 million in 2015.
Conference Call
As previously announced, VWR Corporation will hold a conference call today, February 24, 2017, to discuss its fourth quarter and full year 2016 financial results beginning at 8:00 a.m. ET. The conference call can be accessed live over the phone by dialing (877) 845-1003, or for international callers, (760) 298-5093. Callers will need to request to join the VWR Corporation fourth quarter 2016 earnings conference call. A replay will be available two hours after the conclusion of the live call and can be accessed by dialing (855) 859-2056, or for international callers, (404) 537-3406. The conference ID number for both the live call and replay will be 46421878. The replay will be available through March 2, 2017. A presentation relating to the conference call will be available at http://investors.vwr.com.
Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of our website at http://investors.vwr.com. The online replay will remain available for a limited time beginning immediately following the call. To learn more about VWR, please visit our website at www.vwr.com.

Use of Non-GAAP Financial Measures
As appropriate, we supplement our results of operations determined in accordance with U.S. generally accepted accounting principles (“GAAP”) with certain non-GAAP financial measurements that are used by management, and which we believe are useful to investors, as supplemental operational measurements to evaluate our financial performance. These measurements should not be considered in isolation or as a substitute for reported GAAP results because they may include or exclude certain items as compared to similar GAAP-based measurements, and such measurements may not be comparable to similarly-titled measurements reported by other companies. Rather, these measurements should be considered as an additional way of viewing aspects of our operations that provide a more complete understanding of our business. We strongly encourage investors to review our consolidated financial statements included in publicly filed reports in their entirety and not rely solely on any one, single financial measurement or communication.
The non-GAAP measurements used in this press release are Adjusted EPS and organic net sales:

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Adjusted EPS is a non-GAAP financial measurement that eliminates the effect of the amortization of acquired intangible assets, restructuring charges, impairment charges, changes in foreign currency exchange rates related to financing decisions and certain other items. We then add or subtract an estimated incremental income tax effect applicable to those items. We believe that this measurement is useful to investors as an additional way to analyze the underlying trends in our business consistently across the periods presented. This measurement is used by our management for the same reason.

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Organic net sales is a non-GAAP financial measurement that eliminates the contribution from recently acquired businesses and the impact of changes in foreign currency exchange rates from our reported net sales. We believe that this measurement is useful to investors as a way to measure and evaluate our underlying commercial operating performance consistently across the periods presented. This measurement is used by our management for the same reason.

Reconciliations of our non-GAAP measurements to their most directly comparable GAAP-based financial measurements are included at the end of this press release.
About VWR Corporation
VWR (NASDAQ: VWR), headquartered in Radnor, Pennsylvania, is the leading global independent provider of product and service solutions to laboratory and production customers. With sales in excess of $4.5 billion in 2016, VWR enables science for customers in the pharmaceutical, biotechnology, industrial, education, government and healthcare industries. With more than 160 years of experience, VWR has cultivated a value proposition delivering product choice, operational excellence and differentiated services to improve our customers’ productivity from research to production. VWR’s differentiated services provide innovative, flexible and customized solutions from scientific research services to custom-manufactured chemical blends. Our dedicated team of more than 10,200 associates is focused on supporting scientists, medical professionals and production engineers to achieve their goals.

Forward-Looking Statements
This press release contains forward-looking statements. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. These statements may be preceded by, followed by or include the words “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “outlook,” “plan,” “potential,” “project,” “projection,” “seek,” “can,” “could,” “may,” “should,” “would,” “will,” the negatives thereof and other words and terms of similar meaning.
Forward-looking statements are inherently subject to risks, uncertainties and assumptions; they are not guarantees of performance. You should not place undue reliance on these statements. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that our assumptions made in connection with the forward-looking statements are reasonable, we cannot assure you that the assumptions and expectations will prove to be correct. Factors that could contribute to these risks, uncertainties and assumptions include, but are not limited to, the factors described in “Risk Factors” in our Annual Report on Form 10-K that will be filed later today.
All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. In addition, all forward-looking statements speak only as of the date of this press release. We undertake no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise other than as required under the federal securities laws.

VWR Corporation and Subsidiaries
Consolidated Income Statements

	Three months ended December 31,		Year ended December 31,
(in millions, except per share data)	2016	2015	2016	2015
Net sales	$1,130.3	$1,112.5	$4,514.2	$4,318.8
Cost of goods sold	816.0	804.6	3,252.4	3,121.7
Gross profit	314.3	307.9	1,261.8	1,197.1
Selling, general and administrative expenses	246.2	220.2	946.2	876.9
Operating income	68.1	87.7	315.6	320.2
Interest expense	(19.2)	(19.1)	(79.7)	(102.8)
Other income (expense), net	(0.2)	(1.5)	(1.1)	45.4
Loss on extinguishment of debt	(0.5)	—	(0.5)	(32.7)
Income before income taxes	48.2	67.1	234.3	230.1
Income tax provision	(21.2)	(13.6)	(86.1)	(75.8)
Net income	$27.0	$53.5	$148.2	$154.3
Earnings per share:
Basic	$0.21	$0.41	$1.13	$1.17
Diluted	0.20	0.41	1.12	1.17
Weighted average shares outstanding:
Basic	131.6	131.4	131.5	131.4
Diluted	131.9	131.6	131.8	131.8

VWR Corporation and Subsidiaries
Consolidated Balance Sheets

	December 31,
(in millions, except per share data)	2016	2015
Assets
Current assets:
Cash and cash equivalents	$168.7	$136.3
Trade accounts receivable, net of reserves of $10.5 and $12.0	607.2	583.2
Inventories	483.1	424.0
Other current assets	93.1	89.5
Total current assets	1,352.1	1,233.0
Property and equipment, net of accumulated depreciation of $248.9 and $216.2	253.8	228.2
Goodwill	1,844.0	1,791.4
Other intangible assets, net	1,407.8	1,455.6
Other assets	104.8	85.6
Total assets	$4,962.5	$4,793.8
Liabilities, Redeemable Equity and Stockholders’ Equity
Current liabilities:
Current portion of debt	$250.1	$92.8
Accounts payable	476.3	474.5
Employee-related liabilities	79.3	61.4
Current amount due to Varietal — ITRA	27.7	78.1
Other current liabilities	152.7	112.3
Total current liabilities	986.1	819.1
Debt, net of current portion	1,766.9	1,896.2
Amount due to Varietal — ITRA, net of current portion	57.3	85.0
Deferred income tax liabilities	477.2	459.5
Other liabilities	159.4	158.8
Total liabilities	3,446.9	3,418.6
Redeemable equity, at redemption value	21.2	38.8
Stockholders’ equity:
Preferred stock, $0.01 par value; 50.0 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value; 750.0 shares authorized, 131.6 and 131.4 shares issued and outstanding	1.3	1.3
Additional paid-in capital	1,766.0	1,735.1
Retained earnings	154.5	6.3
Accumulated other comprehensive loss	(427.4)	(406.3)
Total stockholders’ equity	1,494.4	1,336.4
Total liabilities, redeemable equity and stockholders’ equity	$4,962.5	$4,793.8

VWR Corporation and Subsidiaries
Consolidated Statements of Cash Flows

	Year ended December 31,
(in millions)	2016	2015
Cash flows from operating activities:
Net income	$148.2	$154.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	130.1	124.5
Net foreign currency remeasurement loss (gain)	2.3	(45.1)
Deferred income tax provision	3.4	27.3
Loss on extinguishment of debt	0.5	32.7
Other, net	23.3	17.9
Changes in working capital, net of business acquisitions:
Trade accounts receivable	(25.8)	(30.2)
Inventories	(63.1)	(43.8)
Accounts payable	15.0	25.1
Other assets and liabilities	32.3	(37.7)
Net cash provided by operating activities	266.2	225.0
Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(142.8)	(59.1)
Capital expenditures	(59.9)	(40.9)
Other investing activities	—	2.1
Net cash used in investing activities	(202.7)	(97.9)
Cash flows from financing activities:
Proceeds from issuance of common stock	4.7	1.3
Proceeds from debt	674.4	2,767.0
Repayment of debt	(623.8)	(2,810.2)
Payment to Varietal under ITRA	(78.1)	(9.8)
Payment of debt issuance costs and redemption premium	(0.9)	(41.9)
Other financing activities	(3.1)	(2.5)
Net cash used in financing activities	(26.8)	(96.1)
Effect of exchange rate changes on cash	(4.3)	(12.7)
Net increase in cash and cash equivalents	32.4	18.3
Cash and cash equivalents at beginning of period	136.3	118.0
Cash and cash equivalents at end of period	$168.7	$136.3
Supplemental disclosures of cash flow information:
Cash paid for interest	$79.2	$104.9
Cash paid for income taxes, net	78.3	48.0

VWR Corporation and Subsidiaries
Supplemental Financial Information (Unaudited)

	Three months ended December 31,		Reported change
(dollars in millions)	2016	2015	Amount	%
Net sales:
Americas	$668.4	$652.3	$16.1	2.5%
EMEA-APAC	461.9	460.2	1.7	0.4%
Total	1,130.3	1,112.5	17.8	1.6%
Gross profit	314.3	307.9	6.4	2.1%
Gross margin	27.8%	27.7%	10	basis points
SG&A expenses	$246.2	$220.2	$26.0	11.8%
% of net sales	21.8%	19.8%	200	basis points
Operating income:
Americas	$40.7	$38.4	$2.3	6.0%
EMEA-APAC	27.4	49.3	(21.9)	(44.4)%
Total	$68.1	$87.7	$(19.6)	(22.3)%
Operating income margin:
Americas	6.1%	5.9%	20	basis points
EMEA-APAC	5.9%	10.7%	(480)	basis points
Total	6.0%	7.9%	(190)	basis points
VWR Corporation and Subsidiaries
Reconciliation of Adjusted EPS (Unaudited)

	Three months ended December 31,
	2016		2015
	Adjustments in millions	Per share	Adjustments in millions	Per share
Diluted earnings per share (GAAP)		$0.20		$0.41
Adjustments to reconcile diluted earnings per share to Adjusted EPS:
Amortization of acquired intangible assets	$21.7	0.16	$21.3	0.16
Net foreign currency remeasurement loss from financing activities	0.3	—	1.5	0.01
Restructuring	20.3	0.15	—	—
Loss on extinguishment of debt	0.5	—	—	—
Secondary equity offering costs	—	—	0.6	—
Loss (income) from changes to estimated fair value of contingent consideration	1.2	0.01	(0.5)	—
Purchase accounting adjustments	0.5	—	—	—
Income tax benefit applicable to adjustments, net*	(12.6)	(0.10)	(9.7)	(0.07)
Deferred tax rate change related to amortizable intangible assets	—	—	(4.5)	(0.03)
Adjusted EPS (non-GAAP)**		$0.45		$0.47

VWR Corporation and Subsidiaries
Reconciliation of Adjusted EPS (Unaudited)

	Year ended December 31,
	2016		2015
	Adjustments in millions	Per share	Adjustments in millions	Per share
Diluted earnings per share (GAAP)		$1.12		$1.17
Adjustments to reconcile diluted earnings per share to Adjusted EPS:
Amortization of acquired intangible assets	$85.4	0.65	$83.4	0.63
Net foreign currency remeasurement loss (gain) from financing activities	1.2	0.01	(45.4)	(0.34)
Restructuring	20.3	0.15	—	—
Impairment charges	—	—	3.2	0.02
Loss on extinguishment of debt	0.5	—	32.7	0.25
Secondary equity offering costs	1.2	0.01	1.5	0.01
Loss (income) from changes to estimated fair value of contingent consideration	4.9	0.04	(1.1)	(0.01)
Purchase accounting adjustments	0.5	—	—	—
Legacy facility exit charges	—	—	2.8	0.02
Income tax benefit applicable to adjustments, net*	(36.1)	(0.27)	(26.7)	(0.20)
Deferred tax rate change related to amortizable intangible assets	—	—	(4.5)	(0.03)
Adjusted EPS (non-GAAP)**		$1.72		$1.52

*	Represents the estimated income tax effect on the reconciling items, using weighted-average statutory tax rates between 0% and 39%, depending upon the applicable jurisdiction.

**	Calculated result does not foot due to rounding.
VWR Corporation and Subsidiaries
Reconciliation of Organic Net Sales Growth (Unaudited)

	December 31,		Non-GAAP reconciliation
			Reported change		Currency translation	Acquisitions	Organic net sales growth
(dollars in millions)	2016	2015	Amount	%			Amount	%
Three months ended:
Americas	$668.4	$652.3	$16.1	2.5%	$0.1	$21.6	$(5.6)	(0.9)%
EMEA-APAC	461.9	460.2	1.7	0.4%	(17.4)	2.7	16.4	3.6%
Net sales	$1,130.3	$1,112.5	$17.8	1.6%	$(17.3)	$24.3	$10.8	1.0%
Year ended:
Americas	$2,737.7	$2,577.3	$160.4	6.2%	$(10.0)	$92.7	$77.7	3.0%
EMEA-APAC	1,776.5	1,741.5	35.0	2.0%	(38.2)	13.7	59.5	3.4%
Net sales	$4,514.2	$4,318.8	$195.4	4.5%	$(48.2)	$106.4	$137.2	3.2%

Media Contact:
Valerie Collado
Director, Corporate Communications
VWR Corporation
Phone: +484.885.9338
valerie_collado@vwr.com
Investor Contact:
John Sweeney, CFA
VP, Investor Relations
VWR Corporation
Phone: +610.386.1483
ir@vwr.com